FOR IMMEDIATE RELEASE
August 3, 2023

Genesis Energy, L.P. Reports Second Quarter 2023 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results.
We generated the following financial results for the second quarter of 2023:

•Net Income Attributable to Genesis Energy, L.P. of $49.3 million for the second quarter of 2023 compared to Net Income Attributable to Genesis Energy, L.P. of $35.3 million for the same period in 2022.

•Cash Flows from Operating Activities of $157.7 million for the second quarter of 2023 compared to $104.0 million for the same period in 2022.

•We declared cash distributions on our preferred units of $0.9473 for each preferred unit, which equates to a cash distribution of approximately $23.3 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Available Cash before Reserves to common unitholders of $96.3 million for the second quarter of 2023, which provided 5.24X coverage for the quarterly distribution of $0.15 per common unit attributable to the second quarter.

•Total Segment Margin of $214.6 million for the second quarter of 2023.

•Adjusted EBITDA of $198.0 million for the second quarter of 2023.

•Adjusted Consolidated EBITDA of $778.7 million for the trailing twelve months ended June 30, 2023 and a bank leverage ratio of 4.00X, both calculated in accordance with our senior secured credit agreement and discussed further in this release.

Grant Sims, CEO of Genesis Energy, said, “Our financial results for the second quarter were generally in-line, if not slightly ahead of our internal expectations and once again demonstrated the resilient earnings power of our diversified market leading businesses. During the second quarter, our offshore pipeline transportation segment benefited from steady volumes across our footprint, along with a quicker than anticipated ramp in volumes from BP’s Argos facility, but was partially offset by longer than anticipated planned producer downtime at one of our major host fields in the Gulf of Mexico. We also saw our soda ash business return to normal operating levels as rail service in and out of Green River, WY was restored to adequate levels. Our marine transportation segment also continued to perform in-line with our expectations as the market for Jones Act equipment continues to remain fundamentally short, which is leading to strong utilization and strong day rates across all our classes of vessels. Our strong performance in the second quarter resulted in our leverage ratio, as calculated by our senior secured lenders, ending the quarter at 4.00 times.

Looking at the back half of the year, we expect the increasing contributions from our offshore pipeline transportation and marine transportation segments will be offset by softer than previously expected soda ash prices, in some of our export markets. Slowing global industrial production and a slower than anticipated re-opening of China’s economy, post their Covid lockdowns, combined with the anticipation of new supply in China is leading many customers to work through their existing soda ash inventories and ultimately take a wait and see approach with respect to any new purchases. To ensure the movement of our volumes, we have made the proactive decision to adjust pricing on these potentially stranded volumes for the back half of the year so we can operate at full utilization and optimize our fixed costs for the full year.

As a result, we are today adjusting our full year guidance for Adjusted EBITDA(1) to a range of $725 - $745 million, which is only approximately 5-6% below our original guidance, if you exclude the $15 million we lost in the first quarter due to factors outside of our control. While less than originally anticipated, it is important to remember that this year will still result in record annual Adjusted EBITDA(1) for the partnership, record segment margin for our offshore pipeline transportation segment and record contribution from our soda ash business. We are also still delivering sequential growth of approximately 8-10% over our normalized 2022 performance at the midpoint of our revised guidance. Importantly, we continue to expect to exit the year with a leverage ratio, as calculated by our senior secured lenders, at or near our long-term target leverage ratio of 4.00 times.

The long-term outlook for Genesis remains constructive and we are excited about the ramp in earnings expected in the coming years. Even with an anticipated softer macro environment, we currently expect financial performance in 2024 to be greater than 2023 driven by a continued ramp in offshore volumes along with the additional volumes expected from our Granger expansion. In 2025, we would expect a significant step change in offshore volumes and segment margin contributions as both Shenandoah and Salamanca are expected to come on-line. Even with some expected volatility in soda ash prices, we continue to have a clear line of sight to generating cash flow of roughly $200 million to $300 million per year after certain cash obligations (including interest payments, preferred and existing common unit distributions, maintenance capital requirements, principal payments on our Alkali senior secured notes, and cash taxes) starting in 2025 once our current growth capital program is complete. This will increase our financial flexibility and afford us the opportunity to simplify our capital structure, return capital to our stakeholders in one form or another and ultimately allow us to continue to build long-term value for everyone in the capital structure in the coming years.

With that, I would like to discuss our individual business segments in more detail.

Our offshore pipeline transportation segment again performed in-line with, if not slightly ahead of, our internal expectations despite longer than anticipated planned producer downtime at one of our major host platforms. The extended downtime was partially offset during the quarter by a quicker than anticipated ramp in volumes from BP’s Argos facility and steady volumes from King’s Quay and our other host fields. As we look out over the remainder of the year, we continue to expect volumes from Argos to ramp towards its nameplate capacity of 140,000 barrels per day along with steady volumes from King’s Quay and new volumes from additional in-field development wells, field extensions and sub-sea tiebacks to existing production facilities connected to our leading midstream infrastructure in the Gulf of Mexico.

We remain on schedule and importantly on budget with our CHOPS expansion and new SYNC lateral with completion for both expected in the second half of 2024. The contracted Shenandoah and Salamanca developments and their combined 160,000 barrels of oil per day of incremental production handling capacity are underwriting this investment with both life of lease dedications and firm take-or pay agreements that will provide Genesis with an expected minimum 5 times construction multiple. This incremental cash flow starting in 2025 combined with an expected fully ramped Argos, strong volumes from King’s Quay and steady base volumes on our existing infrastructure should provide for steady, stable and growing cash flows from our offshore pipeline transportation segment for many years ahead.

Our soda and sulfur services segment performed in-line with our expectations during the quarter. As I mentioned earlier, our soda ash business returned to normal operations in the second quarter as rail service in and out of the Green River basin recovered, which allowed us to run our production facilities at full utilization and optimize our operating costs. Over the last 12 to 18 months we have seen unprecedented demand for soda ash which drove pricing and margins to all-time record levels. It has never been realistic to expect to continue at these margin levels for a prolonged period of time and we have always believed the recent pricing environment was not sustainable and that soda ash pricing, and ultimately margins, would return to historical averages at some point. As we sit here today, the combination of slowing global industrial production, a slower re-opening of China’s economy and anticipated new supply in China would suggest that pricing and margins will in fact return to historical norms. Despite the softer outlook for the remainder of 2023, we still expect to achieve the highest Segment Margin in the history of our soda ash business this year.

While we do in fact have approximately 90% of our volumes priced for the full year, several of our customers have opted to take a wait and see approach with their purchasing efforts and continue to reduce their existing inventories in lieu of purchasing new volumes. As a result of this delay in purchasing and to keep our cost structure as low as possible, we have made the proactive decision to protect market share and adjust prices on these effectively stranded volumes for the second half of the year, ultimately so we can run at 100% utilization and ensure the highest level of fixed cost absorption rates across our operations for the full year.

Our legacy Granger production facility is running at or above its original nameplate capacity of approximately 500,000 tons of annual soda ash production, and the Granger expansion project remains on schedule for first soda ash “on the belt” sometime over the next few months. Once fully on-line and ramped in 2024, we will have approximately 4.7 million to 4.8 million tons of annual soda ash production capacity and will be one of the largest natural soda ash producers in the world, representing approximately 13% of the total world’s supply of soda ash outside of China. Furthermore, both our Westvaco and expanded Granger production facilities will be some of the lowest cost production facilities in the world, which will importantly ensure we will continue to be a baseload supplier of natural soda ash to the world regardless of the macro environment.

While there will always be some expected volatility in the business given soda ash is a commodity, I would like to give some historical context that got us comfortable when we purchased the business in 2017. Looking at historical segment margin per ton sold from 2007 to 2023, pro forma for the Granger expansion and the expected cost savings, the business has averaged approximately $50 per ton sold. With approximately 4.8 million tons of expected production capacity, we would reasonably expect the business to average approximately $240 million of segment margin over the cycle. I would also point out that soda ash is a commodity that has no known substitutes, and we compete with synthetically produced soda ash which basically costs twice as much as our production from natural sources. Given this dynamic and an estimated remaining reserve life of over 100 years related to the seam currently being mined, we remain extremely bullish with the long-term cash flow characteristics of the business, regardless of the expected volatility.

During the quarter, our legacy sulfur services business was impacted by certain operational issues at our host refinery partners which resulted in lower NaHS production during the quarter. Lower production levels at geographically advantaged sites required us to source our sulfur-based product from our others production sites, which led to increased costs and lower margins.

Our marine transportation segment continues to meet or exceed our expectations as market supply and demand fundamentals remain steady. We continue to operate with utilization rates at or near 100% of available capacity for all classes of our vessels as demand for Jones Act tanker tonnage remains extremely robust, which continues to be driven in large part by effectively zero construction of our types of marine vessels over the last few years and the continued retirement of older tonnage. This lack of new supply of marine tonnage, combined with strong demand continues to drive spot day rates and longer-term contracted rates in both of our fleets to their highest levels we have seen during our ownership of the marine business.

To give some context to the tightness we are seeing, today we are announcing that we recently entered into a new three-and-a-half-year contract starting in January of 2024 on the American Phoenix with a credit-worthy counterparty. The new contract term will begin immediately following its current contract that runs through mid-January 2024 and has the highest day rate we have received on the American Phoenix since we first purchased the vessel in 2014. With the American Phoenix now effectively contracted through the middle of 2027 and our belief the broader supply and demand fundamentals and structural tightness will remain favorable for both our brown and blue water fleets for the foreseeable future, we believe our marine transportation segment is set up to deliver marginally growing and steady earnings over the next few years.

Turning now to our balance sheet. While our outlook for the remainder of 2023 is slightly below our original expectations, we are less concerned with the short-term fluctuations in our earnings profile each quarter and more focused on building long-term value for everyone in the capital structure. Regardless of these quarterly fluctuations and based on our current expectations for the remainder of the year, we continue to expect to exit 2023 with a leverage ratio, as calculated by our senior secured lenders, at or slightly above 4.0 times. We are confident the decisions we are making will put us in an enviable position with significant cash flow, especially given our size, starting in 2024 and accelerating into 2025. This central thesis has not changed and will undoubtedly give us tremendous flexibility to optimize our capital structure and return capital to our stakeholders, all while maintaining a focus on our long-term leverage ratio.

The management team and board of directors remain steadfast in our commitment to building long-term value for everyone in the capital structure, and we believe the decisions we are making reflect this commitment and our confidence in Genesis moving forward. I would once again like to recognize our entire workforce for their efforts and unwavering commitment to safe and responsible operations. I’m proud to have the opportunity to work alongside each and every one of you.”
(1) Adjusted EBITDA is a non-GAAP financial measure. We are unable to provide a reconciliation of the forward-looking Adjusted EBITDA projections contained in this press release to its most directly comparable GAAP financial measure because the information necessary for quantitative reconciliations of Adjusted EBITDA to its most directly comparable GAAP financial measure is not available to us without unreasonable efforts. The probable significance of providing these forward-looking Adjusted EBITDA measures without directly comparable GAAP financial measures may be materially different from the corresponding GAAP financial measures.

Financial Results
Segment Margin
Variances between the second quarter of 2023 (the “2023 Quarter”) and the second quarter of 2022 (the “2022 Quarter”) in these components are explained below.
Segment Margin results for the 2023 Quarter and 2022 Quarter were as follows:

	Three Months Ended June 30,
	2023	2022
	(in thousands)
Offshore pipeline transportation	$93,300	$118,980
Soda and sulfur services	89,255	71,701
Onshore facilities and transportation	6,305	11,018
Marine transportation	25,758	17,573
Total Segment Margin	$214,618	$219,272

Offshore pipeline transportation Segment Margin for the 2023 Quarter decreased $25.7 million, or 22%, from the 2022 Quarter primarily due to the distribution received from one of our unrestricted subsidiaries, Independence Hub LLC, of $32.0 million in the 2022 Quarter from the sale of its platform asset. Excluding this distribution, segment margin in our offshore pipeline transportation segment increased during the 2023 Quarter as a result of higher overall crude oil and natural gas volumes, which more than offset the additional producer downtime we experienced during the period, most of which was planned, that impacted volumes on one of our deepwater lateral pipelines and further downstream on our Poseidon pipeline. The increase in our overall volumes during the 2023 Quarter is a result of the King’s Quay Floating Production System (“FPS”), which achieved first oil in the 2022 Quarter, and has since ramped up production to a level of approximately 130,000 barrels of oil equivalent per day in the 2023 Quarter, and the Argos FPS, which achieved first oil in April 2023. The King’s Quay FPS, which is supporting the Khaleesi, Mormont and Samurai field developments, is life-of-lease dedicated to our 100% owned crude oil and natural gas lateral pipelines and further downstream to our 64% owned Poseidon and CHOPS crude oil systems or our 25.67% owned Nautilus natural gas system for ultimate delivery to shore. The Argos FPS supports the 14 wells pre-drilled and completed at BP’s operated Mad Dog 2 field development, of which 3 wells began producing in the 2023 Quarter, with 100% of the volumes flowing through our 64% owned and operated CHOPS pipeline for ultimate delivery to shore. We expect to continue to benefit from King’s Quay FPS and Argos FPS volumes throughout 2023 and over their anticipated production profiles.
Soda and sulfur services Segment Margin for the 2023 Quarter increased $17.6 million, or 24%, from the 2022 Quarter primarily due to higher domestic and export pricing and an increase in sales volumes in our Alkali Business. We successfully restarted our original Granger production facility on January 1, 2023 and, during the 2023 Quarter, ramped up the production to its original nameplate capacity of approximately 500,000 tons on an annual basis. Additionally, we are still on schedule to complete our Granger Optimization Project in the second half of 2023, which represents an incremental 750,000 tons of annual production that we anticipate to ramp up to. As noted above, the 2023 Quarter benefited from higher domestic and export pricing as compared to the 2022 Quarter as we continued to see a balanced supply and demand market. While we continue to expect our weighted average sales price for 2023 to exceed our weighted average sales price in 2022, we are beginning to see a level of volatility in pricing as a result of a slower than anticipated re-opening of China’s economy combined with the anticipation of new global supply entering the market. In our refinery services business, we experienced lower than expected production due to unplanned operational and weather-related outages at several of our host refineries during the 2023 Quarter. In addition, a host refinery partially converted their facility into a renewable diesel facility, which was completed in the fourth quarter of 2022. This partial conversion resulted in lower NaHS production and sales volumes during the period when compared to the 2022 Quarter, which also experienced higher NaHS sales volumes from our mining customers, primarily in South America. Additionally, during the 2022 Quarter, we experienced an increase in NaHS sales volumes due to our ability to leverage our multi-faceted supply and terminal sites to capitalize on incremental spot volumes as certain of our competitors experienced one-off supply challenges.
Onshore facilities and transportation Segment Margin for the 2023 Quarter decreased $4.7 million, or 43%, from the 2022 Quarter primarily due to a decrease in rail unload volumes. The 2022 Quarter had an increase in rail volumes as a result of our main customer sourcing volumes to replace international volumes that were impacted by certain geopolitical events in the period. The rail unload volumes during the 2022 Quarter also increased our Louisiana pipeline volumes in the respective period as the crude oil unloaded was subsequently transported on our Louisiana pipeline to our customer’s refinery complex. In addition, there was a decrease in volumes on our Texas pipeline system during the 2023 Quarter.
Marine transportation Segment Margin for the 2023 Quarter increased $8.2 million, or 47%, from the 2022 Quarter. This increase is primarily attributable to higher day rates in our inland and offshore businesses, including the M/T American Phoenix, during the 2023 Quarter. Demand for our offshore barge services to move intermediate and refined products from the Gulf Coast to the East Coast remained high during the 2023 Quarter due to the continued strength of refinery utilization rates as well as the lack of new supply of similar type vessels (primarily due to higher construction costs) as well as the retirement of older vessels in the market. These factors have also contributed to an overall increase in spot and term rates for our services.
    Other Components of Net Income
We reported Net Income Attributable to Genesis Energy, L.P. of $49.3 million in the 2023 Quarter compared to Net Income Attributable to Genesis Energy, L.P. of $35.3 million in the 2022 Quarter.
Net Income Attributable to Genesis Energy, L.P. in the 2023 Quarter was impacted primarily by: (i) an increase in operating income associated with our operating segments primarily due to increased volumes and activity in our offshore pipeline transportation segment, increased volumes and pricing in our Alkali Business, and higher day rates in our marine transportation segment, as discussed above; and (ii) a decrease in income attributable to our redeemable noncontrolling interests of $22.6 million as the associated Alkali Holdings preferred units were redeemed during the 2022 Quarter. These increases were partially offset by higher interest expense of $5.7 million in the 2023 Quarter. Additionally, the 2022 Quarter included a gain of $40.0 million, or $32.0 million net to our interests, associated with the divestiture of our previously owned Independence Hub platform and an unrealized (non-cash) gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units of $10.7 million in the 2022 Quarter recorded within “Other income (expense)”.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, August 3, 2023, at 8:00 a.m. Central time (9:00 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, soda and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
REVENUES	$804,662	$721,725	$1,595,274	$1,353,672

COSTS AND EXPENSES:
Costs of sales and operating expenses	616,520	570,802	1,270,039	1,066,450
General and administrative expenses	16,931	20,665	31,483	35,787
Depreciation, depletion and amortization	68,427	73,673	141,587	143,179
Gain on sale of asset	—	(40,000)	—	(40,000)
OPERATING INCOME	102,784	96,585	152,165	148,256
Equity in earnings of equity investees	14,811	14,572	32,364	27,016
Interest expense	(61,623)	(55,959)	(122,477)	(111,063)
Other income (expense)	(4)	14,888	(1,812)	10,630
INCOME BEFORE INCOME TAXES	55,968	70,086	60,240	74,839
Income tax expense	(290)	(571)	(1,174)	(875)
NET INCOME	55,678	69,515	59,066	73,964
Net income attributable to noncontrolling interests	(6,334)	(11,548)	(11,366)	(13,424)
Net income attributable to redeemable noncontrolling interests	—	(22,620)	—	(30,443)
NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$49,344	$35,347	$47,700	$30,097
Less: Accumulated distributions and returns attributable to Class A Convertible Preferred Units	(22,910)	(18,684)	(46,912)	(37,368)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON UNITHOLDERS	$26,434	$16,663	$788	$(7,271)
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$0.22	$0.14	$0.01	$(0.06)
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579,218	122,579,218	122,579,218	122,579,218

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Offshore Pipeline Transportation Segment
Crude oil pipelines (average barrels/day unless otherwise noted):
CHOPS(1)	258,939	220,498	246,606	198,313
Poseidon(1)	288,384	262,800	301,698	251,872
Odyssey(1)	59,924	100,237	62,774	98,742
GOPL	2,380	8,579	2,185	6,777
Offshore crude oil pipelines total	609,627	592,114	613,263	555,704

Natural gas transportation volumes (MMBtus/day)(1)	397,801	384,330	392,529	328,423

Soda and Sulfur Services Segment
NaHS (dry short tons sold)	26,086	35,633	54,176	67,802
Soda Ash volumes (short tons sold)	852,019	772,141	1,556,831	1,516,929
NaOH (caustic soda) volumes (dry short tons sold)	20,346	22,073	40,522	42,797

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas(2)	66,505	93,739	65,278	81,604
Jay	5,952	6,663	5,481	6,788
Mississippi	4,737	6,233	4,872	5,989
Louisiana(3)	70,816	119,254	75,860	90,676
Onshore crude oil pipelines total	148,010	225,889	151,491	185,057

Crude oil and petroleum products sales (barrels/day)	23,029	22,060	22,652	22,968

Rail unload volumes (barrels/day)	—	25,680	—	14,156

Marine Transportation Segment
Inland Fleet Utilization Percentage(4)	100.0%	99.6%	100.0%	95.0%
Offshore Fleet Utilization Percentage(4)	94.7%	97.9%	97.1%	97.3%
(1)As of June 30, 2023 and 2022, we owned 64% of CHOPS, 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities. Volumes are presented above on a 100% basis for all periods.
(2)Our Texas pipeline and infrastructure is a destination point for many pipeline systems in the Gulf of Mexico, including the CHOPS pipeline.
(3)Total daily volumes for the three and six months ended June 30, 2023 include 29,891 and 30,703 Bbls/day, respectively, of intermediate refined products and 40,925 and 44,898 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines. Total daily volumes for the three and six months ended June 30, 2022 include 29,469 and 29,097 Bbls/day, respectively, of intermediate refined products and 67,832 and 49,219 Bbls/day, respectively, of crude oil associated with our Port of Baton Rouge Terminal pipelines.
(4)Utilization rates are based on a 365-day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

	June 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Cash, cash equivalents and restricted cash	$30,310	$26,567
Accounts receivable - trade, net	774,086	721,567
Inventories	117,852	78,143
Other current assets	43,446	26,770
Total current assets	965,694	853,047
Fixed assets and mineral leaseholds, net of accumulated depreciation and depletion	4,726,675	4,641,695
Equity investees	274,233	284,486
Intangible assets, net of amortization	138,280	127,320
Goodwill	301,959	301,959
Right of use assets, net	223,179	125,277
Other assets, net of amortization	39,439	32,208
Total assets	$6,669,459	$6,365,992
LIABILITIES AND CAPITAL
Accounts payable - trade	$524,268	$427,961
Accrued liabilities	333,712	281,146
Total current liabilities	857,980	709,107
Senior secured credit facility	133,600	205,400
Senior unsecured notes, net of debt issuance costs and premium	3,009,850	2,856,312
Alkali senior secured notes, net of debt issuance costs and discount	397,008	402,442
Deferred tax liabilities	17,203	16,652
Other long-term liabilities	516,143	400,617
Total liabilities	4,931,784	4,590,530
Mezzanine capital:
Class A Convertible Preferred Units	865,802	891,909

Partners’ capital:
Common unitholders	531,291	567,277
Accumulated other comprehensive income	6,357	6,114
Noncontrolling interests	334,225	310,162
Total partners’ capital	871,873	883,553
Total liabilities, mezzanine capital and partners’ capital	$6,669,459	$6,365,992

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO GENESIS ENERGY, L.P. TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to Genesis Energy, L.P.	$49,344	$35,347	$47,700	$30,097
Corporate general and administrative expenses	18,487	21,105	34,251	36,826
Depreciation, depletion, amortization and accretion	71,754	76,277	147,689	149,225
Interest expense	61,623	55,959	122,477	111,063
Income tax expense	290	571	1,174	875
Gain on sale of asset, net to our ownership interest(1)	—	(32,000)	—	(32,000)
Change in provision for leased items no longer in use	—	(100)	—	(531)
Cancellation of debt income(2)	—	(4,737)	—	(4,737)
Redeemable noncontrolling interest redemption value adjustments(3)	—	22,620	—	30,443
Plus (minus) Select Items, net(4)	13,120	44,230	56,456	55,463
Segment Margin(5)	$214,618	$219,272	$409,747	$376,724
(1)On April 29, 2022, we sold our Independence Hub platform and recognized a gain on the sale of $40.0 million, of which $32.0 million was attributable to our 80% ownership interest.
(2)The 2022 Quarter includes income associated with the repurchase and extinguishment of certain of our senior unsecured notes on the open market of $4.7 million.
(3)The three and six months ended June 30, 2022 includes distributions paid in kind, accretion on the redemption feature and valuation adjustments to the redemption feature. The associated Alkali Holdings preferred units were fully redeemed during the 2022 Quarter.
(4)Refer to additional detail of Select Items later in this press release.
(5)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO GENESIS ENERGY L.P. TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income attributable to Genesis Energy, L.P.	$49,344	$35,347	$47,700	$30,097
Interest expense	61,623	55,959	122,477	111,063
Income tax expense	290	571	1,174	875
Gain on sale of asset, net to our ownership interest	—	(32,000)	—	(32,000)
Depreciation, depletion, amortization and accretion	71,754	76,277	147,689	149,225
EBITDA	183,011	136,154	319,040	259,260
Redeemable noncontrolling interest redemption value adjustments(1)	—	22,620	—	30,443
Plus (minus) Select Items, net(2)	14,959	51,351	58,022	63,562
Adjusted EBITDA(3)	197,970	210,125	377,062	353,265
Maintenance capital utilized(4)	(16,600)	(14,150)	(32,700)	(27,650)
Interest expense	(61,623)	(55,959)	(122,477)	(111,063)
Cash tax expense	(159)	(150)	(623)	(275)
Distributions to preferred unitholders(5)	(23,314)	(18,684)	(47,316)	(37,368)
Available Cash before Reserves(6)	$96,274	$121,182	$173,946	$176,909
(1)Includes distributions paid in kind and accretion on the redemption feature for the three and six months ended June 30, 2022, and also includes valuation adjustments to the redemption feature during the 2022 Quarter. The associated Alkali Holdings preferred units were fully redeemed during the 2022 Quarter.
(2)Refer to additional detail of Select Items later in this press release.
(3)See definition of Adjusted EBITDA later in this press release.
(4)Maintenance capital expenditures in the 2023 Quarter and 2022 Quarter were $29.3 million and $24.3 million, respectively. Maintenance capital expenditures for the six months ended June 30, 2023 and 2022 were $53.3 million and $46.2 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(5)Distributions to preferred unitholders attributable to the 2023 Quarter are payable on August 14, 2023 to unitholders of record at close of business on July 31, 2023.
(6)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cash Flows from Operating Activities	$157,664	$104,042	$255,321	$158,287
Adjustments to reconcile net cash flows from operating activities to Adjusted EBITDA:
Interest Expense	61,623	55,959	122,477	111,063
Amortization and write-off of debt issuance costs, discount and premium	(2,279)	(2,618)	(5,813)	(4,652)
Effects of available cash from equity method investees not included in operating cash flows	6,687	4,200	13,384	10,372
Net effect of changes in components of operating assets and liabilities	(18,605)	(2,939)	(957)	26,230
Non-cash effect of long-term incentive compensation plans	(5,026)	(3,583)	(9,656)	(6,644)
Expenses related to business development activities and growth projects	71	5,330	105	5,942
Differences in timing of cash receipts for certain contractual arrangements(1)	11,559	16,477	22,134	24,707
Distributions from unrestricted subsidiaries not included in operating cash flows(2)	—	32,000	—	32,000
Other items, net(3)	(13,724)	1,257	(19,933)	(4,040)
Adjusted EBITDA(4)	$197,970	$210,125	$377,062	$353,265
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)On April 29, 2022, we sold our Independence Hub platform for $40.0 million, of which $32.0 million is attributable to our 80% ownership interest and included in our Adjusted EBITDA.
(3)Includes adjustments associated with the noncontrolling interest effects of our non-100% owned consolidated subsidiaries as our Adjusted EBITDA measure is reported net to our ownership interests, amongst other items.
(4)See definition of Adjusted EBITDA later in this press release.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

June 30, 2023
Senior secured credit facility	$133,600
Senior unsecured notes, net of debt issuance costs and premium	3,009,850
Less: Outstanding inventory financing sublimit borrowings	(16,300)
Less: Cash and cash equivalents	(11,081)
Adjusted Debt(1)	$3,116,069

Pro Forma LTM
June 30, 2023
Consolidated EBITDA (per our senior secured credit facility)	$730,908
Consolidated EBITDA adjustments(2)	47,762
Adjusted Consolidated EBITDA (per our senior secured credit facility)(3)	$778,670

Adjusted Debt-to-Adjusted Consolidated EBITDA	4.00X
(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or issuance costs) less the amount outstanding under our inventory financing sublimit, and less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes a pro rata portion of projected future annual EBITDA associated with material organic growth projects, which is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. These adjustments may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results, our bank leverage ratio and compliance with our senior secured credit facility covenants, the timing and anticipated benefits of the King’s Quay, Argos, Shenandoah and Salamanca developments, our expectations regarding our Granger expansion, the expected performance of our other projects and business segments, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations), impacts due to inflation, and a reduction in demand for our services resulting in impairments of our assets, the spread of disease, the impact of international military conflicts (such as the conflict in Ukraine), the result of any economic recession or depression that has occurred or may occur in the future, construction and anticipated benefits of the SYNC pipeline and expansion of the capacity of the CHOPS system, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance; liquidity and similar measures; income; cash flow expectations for us; and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, often referred to by others as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves (“Available Cash before Reserves”) as Adjusted EBITDA adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net interest expense, cash tax expense and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Prior to 2014, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
Beginning with 2014, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period. Because we did not use our maintenance capital utilized measure before 2014, our maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as Net income (loss) attributable to Genesis Energy, L.P. before interest, taxes, depreciation, depletion and amortization (including impairment, write-offs, accretion and similar items) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, “Select Items”). Although we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.

The table below includes the Select Items discussed above as applicable to the reconciliation of Net income attributable to Genesis Energy, L.P. to Adjusted EBITDA and Available Cash before Reserves:

		Three Months Ended June 30,		Six Months Ended June 30,
		2023	2022	2023	2022
		(in thousands)
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements(1)	$11,559	$16,477	$22,134	$24,707
	Distributions from unrestricted subsidiaries not included in income(2)	—	32,000	—	32,000
	Certain non-cash items:
	Unrealized losses (gains) on derivative transactions excluding fair value hedges, net of changes in inventory value(3)	2,888	(8,319)	30,020	(10,212)
	Loss on debt extinguishment	3	501	1,812	501
	Adjustment regarding equity investees(4)	5,867	4,160	12,148	10,734
	Other	(7,197)	(589)	(9,658)	(2,267)
	Sub-total Select Items, net(5)	13,120	44,230	56,456	55,463
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs	71	5,330	105	5,942
	Other	1,768	1,791	1,461	2,157
	Total Select Items, net(6)	$14,959	$51,351	$58,022	$63,562
(1)Includes the difference in timing of cash receipts from or billings to customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)The 2022 Quarter includes $32.0 million in cash receipts associated with the sale of the Independence Hub platform by our 80% owned unrestricted subsidiary (as defined under our senior secured credit agreement), Independence Hub, LLC.
(3)The three and six months ended June 30, 2023 include unrealized losses of $2.9 million and $30.0 million from the valuation of our commodity derivative transactions (excluding fair value hedges). The three and six months ended June 30, 2022 include unrealized losses of $2.4 million and unrealized gains of $3.8 million, respectively, from the valuation of our commodity derivative transactions (excluding fair value hedges), and unrealized gains of $10.7 million and $6.4 million, respectively, from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units.
(4)Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5)Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(6)Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.
SEGMENT MARGIN
Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin (“Segment Margin”) as revenues less product costs, operating expenses and segment general and administrative expenses (all of which are net of the effects of our noncontrolling interest holders), plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Dwayne Morley
VP - Investor Relations
(713) 860-2536